Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
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                           EDISON CONTROL CORPORATION
             (Exact name of registrant as specified in its charter)

           New Jersey                                           22-2716367
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               777 Maritime Drive
                                  P.O. Box 308
                      Port Washington, Wisconsin 53074-0308
               (Address of principal executive offices) (Zip Code)

              Edison Control Corporation 1999 Equity Incentive Plan
                            (Full title of the plan)

                       ----------------------------------

               Jay R. Hanamann                                 Copy to:
        Secretary, Treasurer and Chief
              Financial Officer                             Steven R. Barth
          Edison Control Corporation                        Foley & Lardner
              777 Maritime Drive                       777 East Wisconsin Avenue
    Port Washington, Wisconsin 53074-0308             Milwaukee, Wisconsin 53202
                (414) 268-6800                              (414) 271-2400
     (Name, address and telephone number,
  including area code, of agent for service)

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                         CALCULATION OF REGISTRATION FEE
------------------------ -------------------------- --------------------- ---------------------- -----------------
       Title of                   Amount              Proposed Maximum      Proposed Maximum
   Securities to be                to be               Offering Price      Aggregate Offering       Amount of
      Registered              Registered (1)             Per Share                Price          Registration Fee
------------------------ -------------------------- --------------------- ---------------------- -----------------
Common Stock,                200,000 shares            $6.00 (2)            $1,200,000 (2)        $333.60 (2)
$.01 par value
------------------------ -------------------------- --------------------- ---------------------- -----------------

(1)    Pursuant to Rule 416(a) under the Securities Act 1933, this  Registration
       Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to antidilution provisions of the Equity Incentive Plan.

(2)    Estimated  pursuant  to Rule 457(c) and (h) under the  Securities  Act of
       1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Edison Control Corporation
       Common Stock on the Nasdaq National Market on September 22, 1999.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document or documents containing the information  specified in Part
I are not required to be filed with the Securities and Exchange  Commission (the
"Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following  documents  filed with the  Commission by Edison  Control
Corporation (the "Company") are hereby incorporated herein by reference:

         1. The  Company's  Annual Report on Form 10-K for the fiscal year ended
January 31, 1999, filed on April 21, 1999.

         2. All other reports filed since January 31, 1999 by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

         3. The description of the Company's Common Stock par value $.01 per share, contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

         All documents  subsequently  filed by the Company  pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.


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

Item 6.  Indemnification of Directors and Officers.

         Pursuant to the New Jersey Business Corporation Act, the Registrant has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the Registrant.

         Under the Registrant's By-Laws, any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he or his testator or intestate is or was a director or officer of the Registrant, or served any other corporation or entity of any type or kind domestic or foreign, in any capacity, at the request of the Registrant, shall be indemnified against judgments, fines, amounts paid in settlement and other liabilities and expenses, to the fullest permitted by law.

         The indemnification provided in the New Jersey Business Corporation Act is not exclusive of any other rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or, when authorized by the certificate or incorporation, or the by-laws, a stockholders' or directors' resolution or an indemnification agreement, except that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective



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


         amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
         Statement;

                  (iii) To include any material  information with respect to the plan of  distribution  not  previously  disclosed  in the  Registration
         Statement  or  any  material   change  to  such   information   in  the
         Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of Wisconsin, on this 22nd day of September, 1999.

                                 EDISON CONTROL CORPORATION


                                 By:   /s/Alan J. Kastelic
                                       Alan J. Kastelic
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of September 22, 1999, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Alan J. Kastelic and Jay R. Hanamann, and each of them individually, his or her attorneys-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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


/s/Alan J. Kastelic                                             /s/John J. Delucca
Alan J. Kastelic                                                John J. Delucca, Director
President, Chief Executive Officer and Director
(principal executive officer)


/s/Jay R. Hanamann                                              /s/Norman Eig
Jay R. Hanamann                                                 Norman Eig, Director
Secretary, Treasurer and Chief Financial Officer
(principal financial and accounting officer)



/s/William B. Finneran                                          /s/Mary E. McCormack
William B. Finneran                                             Mary E. McCormack, Director
Chairman of the Board and Director


/s/Robert L. Cooney                                             /s/William C. Scott
Robert L. Cooney, Director                                      William C. Scott, Director


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                                  EXHIBIT INDEX

Exhibit
Number                          Exhibit Description
-----                           -------------------

(4.1) Edison Control Corporation 1999 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company's Form 10-K for the fiscal year ended January 31, 1999, filed on April 21, 1999 (File No. 0-14812)).

(4.2) Master Credit Agreement dated June 21, 1996 between Construction Forms, Inc., CF Ultratech, Inc., CF Gilco, Inc., and LaSalle National Bank (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated July 8, 1996 (File No. 0-14812)).

(4.3) Amendment No. 1 to Master Credit Agreement dated April 30, 1999, between Construction Forms, Inc. and LaSalle National Bank (incorporated by reference to Exhibit 4 to the Company's Form 10-Q for the quarter ended April 30, 1999, filed June 3, 1999 (File No. 0-14812)).

 (5)              Opinion of Foley & Lardner.

(23.1)            Consent of Deloitte & Touche LLP.

(23.2)            Consent of Foley & Lardner (contained in Exhibit (5)).









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